LIMITED LIABILITY COMPANY UNIT

PURCHASE AND SALE AGREEMENT

THIS LIMITED LIABILITY COMPANY UNIT PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into this 31st day of May, 2019 (the “Effective Date”) by and between WORLD WIDE WATER SAVINGS, INC. or its assigns (“Brian”), DAVID R. STEINHURST (“David”), and IRBIS INTERNATIONAL, LLC, a Colorado limited liability company (“IRBIS”) (each a “Seller” and collectively, the “Sellers” or the “Members”), TARONIS TECHNOLOGIES, INC., a Delaware corporation (“Taronis” or “Purchaser”), and WATER PILOT, LLC, a Florida limited liability company (the “Company”). Sellers, Purchaser, and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A. As of the Effective Date, all of the authorized, issued and outstanding membership units in the Company consists of Nine Hundred Thousand (900,000) membership units (the “Units”), of which each Seller owns Three Hundred Thousand (300,000) Units.

B. Purchaser desires to acquire and Sellers wishes to sell, on the terms and conditions set forth in this Agreement, fifty-one percent (51%) of each of the Seller’s Units (16.33% of each Seller’s Units) or Four Hundred Fifty Nine Thousand (459,000) Units (the “Purchase Units”) in the aggregate, the result of which will be that Purchaser will own fifty-one percent (51%) of the Company comprised of Four Hundred Fifty-Nine Thousand (459,000) Units and each Seller will retain sixteen and one third percent (16.33%) of the Company (“Retained Ownership Interest”) comprised of One Hundred Forty-Seven Thousand (147,000) Units.

C. Seller and Purchaser have determined that it is in their mutual best interests, and the best interests of the Company, that any and all other existing agreements concerning the issue, sale or transfer of the Purchase Units of the Company by and between the Parties be disregarded in their entirety and are hereby cancelled and superseded in their entirety by this Agreement to the effect that Seller agrees to sell, and Purchaser agrees to purchase, the Purchase Units, pursuant to the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

Purchase and Sale

1.1 Sale of Units. Subject to the terms and conditions set forth in this Agreement and in consideration for the Purchase Price (defined below), Sellers shall sell the Purchase Units to Purchaser, which such Purchase Units represent fifty-one percent (51%) of Sellers’ membership interests in the Company, by delivery of a duly executed Stock Power, in the form attached hereto and incorporated by reference herein as “Exhibit A” at Closing (defined below), effective upon the Effective Date.

1.2 Purchase Price; Allocation of Purchase Price. The price of the Purchase Units determined under this paragraph shall be One Million Two Hundred Seventy-Five Thousand and No/100 U.S. Dollars ($1,275,000.00) (the “Purchase Price”), which Purchase Price shall be paid by Purchaser pursuant to Section 1.3. For purposes of this Section 1.2, the price per Unit of the Purchase Units shall be, and is accepted as the value as of the Effective Date, as determined by mutual agreement amongst the Parties.

1.3 Payment of Purchase Price. The total Purchase Price, as set forth in Section 1.2, shall be paid by Purchaser in shares of Taronis’ common stock. The number of shares of common stock to be issued to the Sellers in exchange for the Purchase Units and comprising the Purchase Price will be based on the five (5) day Volume Weighted Average Price (“VWAP”) of the common stock immediately preceding the Closing Date (“Stock Consideration”). The shares shall be issued within one (1) business day of the Closing Date by means of irrevocable transfer agent instructions sent to Taronis’ transfer agent simultaneously upon the delivery of the Stock Powers covering the Purchase Units to the Purchaser.

1.4 Registration Rights; Catch-up Issuance. The Purchaser agrees that within ten (10) business days of the Closing Date it will file an appropriate registration statement, registering the Stock Consideration under the Securities Act of 1933, as amended, with such registration statement being inclusive of the Stock Consideration, so the Sellers’ will have the benefit of freely tradable registered shares after the registration statement is declared effective (“Registration Statement”) by the U.S. Securities and Exchange Commission (“SEC”). On a date that is no later than the tenth (10th) day after the Registration Statement is declared effective by the SEC, the Sellers’ shall have deposited into the Sellers’ respective brokerage accounts or that of their assignees, the Stock Consideration. Thereafter, the Purchaser agrees that it will provide a “catch-up” in value to the Sellers’ if the Sellers’s haven’t received the full value of the Purchase Price. On the date that is ten (10) days from the day the SEC declares the Registration Statement effective (“Determination Date”), the Sellers’ will provide the Purchaser with the respective brokerage account statement showing the current market value of the Stock Consideration (“Value Statement”). If the value of the Stock Consideration, in the aggregate, is less than the Purchase Price based on the closing price of the Purchaser’s common stock on the Determination Date, the Purchaser will pay to the Sellers “catch-up” consideration in cash in an amount up to the Purchase Price.

1.5 Earnout Payments. The Purchaser agrees that, if during the corresponding periods immediately following Closing, the Company collects gross revenue (on a cash basis) in the amounts set forth below, the Company will pay to the Sellers in proportion to their Retained Ownership Interest, the following, at each level obtained:

●	At $501,000 through $1,000,000 in gross revenue within twelve (12) months = Eighty percent (80%) of the gross revenue amount up to $400,000;

●	$3,000,000 in gross revenue within eighteen (18) months = $400,000 Earnout Payment; and

●	$5,000,000 in gross revenue within twenty-four (24) months = $400,000 Earnout Payment.

The Earnout Payments shall be made to the Sellers, within a reasonable time not to exceed sixty (60) days following the Company’s receipt of the corresponding cash proceeds due to the Company as a result of gross revenue generated.

ARTICLE II

Closing

2.1 Closing Date. The Closing of the sale of Purchase Units shall occur on or before May 31, 2019 (the “Closing” or “Closing Date”), unless otherwise extended by mutual agreement of the Parties, and shall be deemed effective on the Effective Date, provided that all conditions to Closing herein set forth will have been first satisfied. The Closing shall take place at such time and location as the Parties mutually agree upon prior to the Closing Date.

2.2 Resignation as Manager(s); Continuation of Employment. Brian and David are Co-Managers of the Company as well as employees of the Company. As of the Effective Date, Brian and David desire to resign from the position of Co-Manager. Brian and David desire to continue their employment relationship with the Company and shall enter into the “form of” Employment Agreement attached hereto as “Exhibit D.” Contemporaneous with Closing, Brian and David shall sign and deliver to Purchaser his written “Resignation as a Manager” of the Company in the form attached hereto and incorporated by reference herein as “Exhibit B.”

2.3 Performance by Sellers at Closing. At Closing and as applicable to a respective Seller, the Sellers shall execute and deliver to Purchaser the following:

(a)	That “Form of Stock Power” for the Purchase Units sold hereunder in the form attached hereto as “Exhibit A”;

(b)	That “Resignation as a Manager” in the form attached hereto as “Exhibit B”;

(c)	That “Unanimous Consent of Members” attached hereto and incorporated by reference herein as “Exhibit C”;

(d)	Each of David’s and Brian’s fully executed “Employment Agreement,” substantially in the form attached hereto as “Exhibit D”; and

(e)	That certain “Amended and Restated Operating Agreement” of Water Pilot, LLC, attached hereto as “Exhibit E.”

(f)	All other instruments and documents that are necessary to fulfill the obligations of Sellers under this Agreement that are required to be fulfilled on or prior to the Closing Date.

2.4 Performance by Purchaser and Company at Closing. As a condition to Sellers’ performance, at Closing, Purchaser and the Company shall execute and deliver to Sellers the following:

(a)	The Purchase Price (and the shares of common stock comprising the Purchase Price) pursuant to Section 1.3 hereof;

(b)	That “Unanimous Consent of Members” in the form attached hereto as “Exhibit C”; and

(c)	That certain “Amended and Restated Operating Agreement” of Water Pilot, LLC, attached hereto as “Exhibit E.”

(d)	All other instruments and documents that are necessary to fulfill the obligations of Purchaser under this Agreement that are required to be fulfilled on or prior to the Closing Date.

ARTICLE III

Representation and Warranties of the Sellers

Each Seller represents and warrants to Purchaser, jointly and severally, as of the Closing Date, as follows:

3.1 Authority. Seller has all power and authority, without further consent, to enter into and perform all of the obligations under this Agreement and to enter into the other documents that this Agreement contemplates, including, but not limited to the transfer instruments referenced herein.

3.2 Title of Units. Seller owns all right, title and interest in the Purchase Units, without lien or encumbrance. Seller’s title to the Purchase Units has not been encumbered by any security interests, charges, restrictions, or other encumbrances of any nature, other than under agreement with Purchaser. Seller’s spouse is not a Unitholder of the Company and does not have any right, title or interest (including any community property interest) in or to the Purchase Units.

3.3 No Litigation. No action, proceeding or judgment shall have been instituted in which an order has been entered restraining, prohibiting or invalidating the transactions contemplated by this Agreement, or affecting the right of Purchaser to own the Purchase Units.

3.4 Disclosure. To the best of the knowledge of the respective Seller, no representation or warranty of Seller contained in this Agreement, or in any document delivered to Purchaser in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make those statements contained herein or therein not misleading in any respect. For purposes of this Section 3.5, “knowledge” means the current actual knowledge of each Seller respective of their roles in the Company.

3.5 Authorized Capital and Outstanding Units. The total quantity of validly issued and outstanding Units is as given in the Recitals hereto. Such Company Units are fully paid, free and clear of all liens, claims and encumbrances and are not subject to options, warrants, contracts, or agreements of any kind, except as set forth in this Agreement.

3.6 No Restrictions on Securities; Unitholders. There are no authorized, issued, or outstanding securities of the Company, whether equity or debt, of any kind whatsoever and no outstanding options, warrants, rights, conversion privileges or other agreements or instruments obligating the Company to issue any additional Units or capital stock of any class or classes of any kind.

ARTICLE IV

Representation and Warranties of Purchaser

Purchaser represents and warrants to each Seller, joint and severally, as of the Closing Date, as follows:

4.1 Authority. Purchaser has all power and authority, without further consent, to enter into and perform all of the obligations under this Agreement and to enter into the other documents that this Agreement contemplates.

4.2 Investigation and Access. Purchaser has been provided access to the Company’s financial statements and to all of the documents and information relating to the operations and activities of the Company. Purchaser has further discussed this sale of the Purchase Units with the Sellers, has been given the opportunity to ask any questions Purchaser has concerning any and all aspects of the operations and activities of the Company, including the fair market value of the Units, to Purchaser’s full satisfaction and Purchaser has no further questions. Purchaser acknowledges and agrees that Purchaser has made its own independent investigation into the desirability of purchasing the Purchase Units for the price and terms set forth herein, and is relying upon that investigation, and the representations and warranties of the Seller set forth in Article III, and not upon any other representations and warranties of the Sellers.

ARTICLE V

Covenants

5.1 Conduct of Business of the Company. Sellers covenant that, prior to the Closing Date, Sellers shall cause the Company to:

(a)	Conduct its business only in the ordinary and usual course and will not incur any debts or liabilities other than in the ordinary course;

(b)	Not do or cause to be done anything that would cause any of Sellers’ representations or warranties to be untrue or inaccurate if made at the time, except as otherwise permitted by this Agreement or consented to in writing by Purchaser;

(c)	Maintain its property, plant and equipment, and the insurance with respect thereto, in accordance with good business practice;

(d)	Use its best efforts to preserve its business organization intact, keep available the services of its present management, including, but not limited to Purchaser, and preserve the goodwill of its suppliers, customers, and others having business relations with it; and

(e)	Permit no distribution to be authorized or paid, nor any increase in the compensation payable or to become payable by it to any of its directors, managers, officers, managerial employees or consultants, or other employees.

5.2 Post-Closing Covenants. In consideration of the Purchase Price, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, following the Closing hereof, and as a condition to complete said Closing, Sellers agree that they have information regarding the Company and will continue to be in a position of trust and confidence, having familiarity with the Company’s operations, including, but not limited to financial and business information, client lists, bidding practices, tax records, unique production and/or service methods, proprietary information (including patents), employee benefits, personnel history, accounting procedures, surety limits or terms, bank lending terms, promotions, products, bid methods, strategies, goals, employees, consultants, equipment condition and capability, job status (executory and completed), technology, services, procedures, clients and services, bid processes, potential clients, potential service areas, and general operations of the Company (collectively “Confidential Information”). It is hereby acknowledged by all Parties that all the foregoing, both individually and combined, define the business of the Company, and are valuable, special, and unique assets of the Company and its business; the disclosure of or inappropriate use of these assets without the specific written authorization of the Company will cause serious harm to the business and good will of the Company, potentially causing significant monetary loss. Sellers recognize and acknowledge that the Company has taken reasonable steps to preserve and protect the secrecy of all of the foregoing confidential information and trade secrets.

(a) Non-Disclosure. Each Seller shall keep all Company’s Confidential Information and trade secrets, strictly confidential and each Seller shall not disclose any of the Company’s Confidential Information to any third party without the prior written consent of the Company or pursuant to an order of a court of competent jurisdiction.

(b) Non-Solicitation. Commencing on the Effective Date, and continuing for a term of eighteen (18) months, each Seller agrees not to (i) solicit, encourage or attempt to induce (or to assist others to do so) any employee or agent of the Company to terminate his or her employment or working relationship with the Company, or to work with such Seller (or any business, person or activity for profit in which such Seller is associated with) in any capacity whatsoever, or (ii) solicit, encourage, attempt to induce or otherwise contact any of the Company’s existing or prospective customers or clients (known to such Seller as of the Effective Date) (or to assist others to do so) for the purpose of reducing, restructuring or terminating its (or their) business relationship with the Company or to shift its business from the Company to any other provider of competing services or goods.

(c) Non-Disparagement. Each Seller and Purchaser mutually agree that they will make no written or oral statements that directly or indirectly disparage the Company, or each other, or their respective officers, directors, employees, agents or affiliates in any manner whatsoever, including, but not limited to the working conditions or employment practices of the Company.

(d) Remedies Include Injunctive Relief. In the event any Seller breaches or threatens to breach the terms of this Section 5.2, in whole or in part, the Company shall be entitled to all remedies to which it may be entitled in law or in equity including injunctive relief, and monetary damages.

5.3 Post-Closing Conversion to C Corporation. The Parties agree that the Company will be converted into a Delaware corporation on or before September 30, 2019, and each of the Parties consents to such conversion and agrees to provide all documents, certificates, or other instruments that may be necessary for such conversion. Upon the conversion, the Parties will execute by-laws and a shareholder’s agreement which will incorporate the business terms and conditions of the Amended and Restated Operating Agreement as nearly as practicable within the corporate structure of a C Corporation.

ARTICLE VI

Conditions Precedent to the Obligations of Sellers to Close

The obligations of the Sellers to close hereunder on the Closing Date are subject to the fulfillment at or prior to the Closing Date of each of the following conditions (any one or more of which may be waived in whole or in part by them in writing):

6.1 No Litigation. No action or proceeding (other than an action or proceeding caused or instituted by or at the request of the Sellers) shall have been instituted in which an order has been entered restraining or prohibiting or invalidating the transactions contemplated by this Agreement, or affecting the right of Purchasers to own the Purchase Units after the Closing Date.

6.2 Representations and Warranties True and Correct. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

6.3 Performance of Covenants. Purchaser shall have performed and complied with all material terms, covenants, and conditions of this Agreement to be performed or complied with by it on or before the Closing Date. This Agreement and all other documents and instruments executed in connection herewith constitute valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors’ rights generally and general principals of equity.

ARTICLE VII

Conditions Precedent to the Obligations of Purchaser to Close

The obligations of Purchaser to close hereunder on the Closing Date are subject to the fulfillment at or prior to the Closing Date of each of the following conditions (any one or more of which may be waived in whole or in part by it in writing):

7.1 Representations and Warranties True and Correct. The representations and warranties of each Seller contained herein shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

7.2 Performance of Covenants. Each Seller shall have performed and complied with all material terms, covenants, and conditions of this Agreement to be performed or complied with by each of them on or before the Closing Date.

7.3 No Material Adverse Change. No damage, destruction, or loss (whether or not covered by insurance) and no other event materially and adversely affecting the Company’s assets, financial condition, or business prospects of the Company shall have occurred.

7.4 No Litigation. No action or proceeding shall have been instituted in which an order has been entered restraining or prohibiting or invalidating the transactions contemplated by this Agreement or affecting the right of Purchaser to own the Units after the Closing Date, and no such action or proceeding shall have been threatened or instituted (whether or not such an order has been entered) by any governmental department or agency.

ARTICLE VIII

Indemnification

8.1 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless each Seller for any debt, liability or claim (including all costs incurred in the settlement or defense of such liability or claim and reasonable attorneys’ fees) arising from an event that occurs on or after the Effective Date, whether such liability or claim is known or unknown; provided, however, that such liability or claim was not incurred by such Seller in bad faith.

8.2 Indemnification by Sellers. Each Seller shall indemnify and hold harmless Purchaser of any claim of debt or liability (including all costs incurred in the settlement or defense of such claim and reasonable attorneys’ fees) (collectively “Losses”), arising from any event that occurred prior to the Effective Date that is claimed within twelve (12) months from the Closing Date, whether such claim was known or unknown prior to the Effective Date. The maximum aggregate amount of Losses payable by the Sellers under this Section 8.2 is limited to the total amount of any and all consideration received by the Sellers from the Purchaser pursuant to this Agreement as of the date that such claim giving rise to Indemnification has been full and finally resolved. For further clarification, Seller shall not be required to provide Indemnification for any claim that is made greater than twelve (12) months from the Closing Date.

ARTICLE IX

Dispute Resolution: Mediation and Arbitration

9.1 Mediation of Disputes.

(a) Mediation. Except for default due to non-payment, or with respect to any restraining order for alleged breach of any restriction on competition, non-disclosure or non-disparagement provision, in the event of any other dispute between any Parties to this Agreement involving the interpretation or performance of any covenant, condition, or obligation arising under this Agreement, or any of the Exhibits attached hereto, that the Parties cannot themselves timely resolve to their mutual satisfaction, such dispute shall first be submitted to mediation. Mediation proceedings shall take place at a location as mutually agreed to between the Parties to this Agreement, or, in the event the Parties are unable to agree, then in Phoenix, Arizona, by a duly qualified, neutral attorney experienced in mediation or other professional mediator chosen by the Parties. The Parties must mutually agree upon selection of the mediator within ten (10) days of either Party sending written notice to the other Party requesting mediation of the dispute. In the event that the Parties cannot timely agree upon selection of the mediator, then said mediator shall be selected in the same manner as the single arbitrator as provided in Subsection 9.2(d)(i) below.

(b) Mediation Proceedings. The mediation shall take place not later than thirty (30) days after selection of the mediator; during which, with the assistance and counseling of said mediator, the Parties shall, in good faith, attempt to resolve their dispute. Any remaining unresolved disputes or issues following completion of said mediation proceedings shall be set forth in writing and be subject to final and binding arbitration in the manner set forth in Section 9.2 below. Each Party to the mediation shall be responsible for their own costs and expenses. The costs of the mediation proceedings itself, and the fees and costs of the mediator, shall be shared equally by the Parties to the dispute. The Parties to the mediation shall be required to maintain the confidential nature of said proceedings.

9.2 Arbitration of Disputes.

(a) Arbitration. After completion of the Section 9.1 mediation proceedings, as to any remaining unresolved issues or disputes, the Parties to said mediation shall resolve, exclusively by final and binding arbitration, all such remaining claims, demands, causes of action, disputes, controversies or other matters in question (“Claims”) arising out of, or related to, the terms of this Agreement, and whether such claims originate from contract, tort or otherwise, and whether provided by statute (federal, state or local statutes or laws, and rules, regulations and ordinances interpreting the same), equity or common law, which either Party may have against the other, or their employees or agents in their capacity as such or otherwise.

(b) Arbitration Procedures. Any arbitration hereunder shall be in accordance with the law of the State of Delaware and to the extent that any issue or procedure covering the arbitration is not adequately addressed, said issue or procedure shall then be in accordance with the then current rules of the American Arbitration Association (“AAA”) that are applicable to the Claims asserted. Notwithstanding the foregoing, the arbitration need not be submitted to the American Arbitration Association for administration. The arbitrator shall be a practicing attorney or retired judge with at least ten (10) years total working experience and shall be mutually selected by the parties. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such Claims would be barred by the applicable statute of limitation. The arbitrator is not authorized to award punitive or other damages not measured by the prevailing party’s actual damages. An award of damages shall include pre-award interest at the Arizona statutory rate from the time of the act or acts giving rise to the award.

(c) Enforcement. If a Party refuses to honor its obligations under this Agreement, subject to Section 9.1 and Section 9.2(a) and (b), the other Party may compel arbitration in either the federal or state court. The arbitrator shall apply the substantive law of the State of Delaware, or federal law, or both, as applicable to the claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, or enforcement of this arbitration provision, including any claim that all or part of this provision is void or voidable, and any claim that an issue or dispute related to or arising out of this Agreement, is not subject to arbitration. The type and amount of discovery allowed in the arbitration proceedings shall be in the sole discretion of the arbitrator. Any and all of the arbitrator’s orders, decisions and awards shall be final and binding, and may be enforceable in, and judgment upon any award rendered by the arbitrator, may be confirmed and entered by, any federal or state court having jurisdiction. All proceedings conducted pursuant to this Agreement, including any order, decision or award of the arbitrator, shall be kept confidential by the Parties.

(d) Number of Arbitrators; Venue; Written Decision and Findings. The arbitration shall be decided by a single arbitrator under Section 9.2(d)(i).

(i) Single Arbitrator. A single arbitrator shall first be appointed by agreement of the Parties, if such agreement can be reached within ten (10) days of receipt of notice by one Party that the other Party has commenced arbitration proceedings. In the absence of timely agreement, if the mediator which first heard the dispute pursuant to Section 9.1 was chosen pursuant to the provisions of this Subsection 9.2(d), then said individual who served as mediator shall also serve as the single arbitrator. In the absence of timely agreement, and if the Section 9.1 mediator was not chosen pursuant to the provisions of this Subsection 9.2(d) (e.g., because the Parties to the dispute mutually agreed upon the selection of the mediator), then the Parties shall request a list of seven (7) arbitrators versed in the area of law that is the subject of the claim. The Parties shall select the single arbitrator from said list, by agreement, if possible, and in the absence of said agreement within ten (10) days of receipt of said list, the arbitrator shall be selected from said list by each Party, in turn striking a name from said list until only a single name remains, who shall be the sole arbitrator.

(ii) Intentionally Omitted.

(iii) Resignation of Arbitrator. If any arbitrator resigns, a replacement shall be determined pursuant to Section 9.2(d)(i).

(iv) Venue. The Parties agree that venue for arbitration shall be as mutually agreed to between the Parties to this Agreement, or, in the event the Parties are unable to agree, then in Phoenix, Arizona.

(v) Written Decision. The arbitrator shall issue written findings and award setting forth his or her decisions concerning said arbitration.

(e) Costs of Arbitration. When arbitration is actually conducted pursuant to this Agreement: (1) the Parties shall share equally the obligation for payment of all of the arbitrator’s fees and any facility charges, if applicable, to secure the place of arbitration; and (2) if said arbitrator determines that an award of attorney fees and costs to the prevailing Party would be fair and equitable under the circumstances at the time of arbitration, then the Party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other Party all other costs incurred, including reasonable attorney fees and expert witness fees, to the extent that such fees and costs would be allocable if incurred in a court action. To the extent that said arbitrator’s award does not award attorney fees and costs to either Party, then, in such event, each Party shall bear its own costs and attorney fees (exclusive of the facility charge portion of the costs of arbitration and fees of the arbitrator, which are to be shared equally).

(f) Waiver of Trial. The Parties acknowledge that by signing this Agreement including this mediation (Section 9.1) and arbitration (Section 9.2) provision, said Party is waiving any right that said Party may otherwise have to a jury trial, or a court trial, in regard to any claim hereunder, including a claim for breach of this Agreement.

9.3 Attorneys’ Fees. In the event of any dispute regarding the interpretation or enforcement of this Agreement that was not settled by mediation, and therefore was subject to binding arbitration, and except as otherwise provided in Subsection 9.2(e) (i.e., a decision by the arbitrator not to award attorney’s fees and costs because to do so, in the arbitrator’s opinion, would not be fair and equitable), the prevailing Party in such dispute, and whether or not litigation is commenced to enforce said arbitration award by the prevailing Party, shall be entitled to recover its reasonable attorney fees and costs and expenses, including, but not limited to, court costs, and specifically including with the definition of “costs” all charges, expenses, consultant fees, expert witness fees, and attorney fees that the prevailing Party may incur, with or without litigation, in such dispute that was the subject of binding arbitration, whether at trial or upon appeal, and including any bankruptcy or other insolvency proceedings involving the non-prevailing Party.

ARTICLE X

Termination

10.1 Termination. This Agreement may be terminated at any time prior to Closing, and the transactions contemplated hereby may be abandoned at any such time, either (1) by mutual consent of the Company, Purchaser and Sellers, or (2) unilaterally by the Company, Purchaser or Sellers if: (a) Closing shall not have occurred on or before the Closing Date; (b) there has been a default by the other Party in any material respect in the performance of any covenant herein and such default has not been cured by the Closing Date; (c) any representation or warranty of the other Party is untrue in any material respect; or (d) a condition precedent to such Party’s obligation to close, as set forth in this Agreement, has not been satisfied or waived by the Closing Date.

10.2 Effectiveness of Termination. Termination of this Agreement and abandonment of the transactions contemplated hereby shall be deemed effective on the date mutually agreed upon by the Parties, or in the event of termination by unilateral action, on the Closing Date.

ARTICLE XI

Miscellaneous

11.1 Notices. All notices required for by this Agreement shall be made in writing by the mailing of the notice in the U.S. mail to the last known address of the Party entitled thereto, registered or certified mail, return receipt requested. The addresses of the Parties at Closing are:

If to Buyer or the Company:	TARONIS TECHNOLOGIES, INC.
300 W. Clarendon Avenue, Ste. 230
Phoenix, Arizona 85013

If to Brian or David:	WATER PILOT, LLC
2627 N.E. 203rd St., Suite 207
Aventura, Florida 33180

If to IRBIS:	IRBIS INTERNATIONAL, LLC
730 Durant Ave., Suite 200
Aspen, Colorado 81611

11.2 Counterparts. For the convenience of the Parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11.3 Parties in Interest. This Agreement shall benefit and bind the Parties and their respective successors, and the Sellers’ heirs and personal representatives.

11.4 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

11.5 Entire Agreement. This Agreement contains the entire understanding of the Parties relating to the subject matter hereof and supersedes any prior agreements, written or oral, with respect to the same subject matter.

11.6 Legal Representation. PURCHASER AND ITS ATTORNEY HAVE NOT REPRESENTED THE SELLERS OR THE COMPANY TO THIS AGREEMENT IN THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT. IN REGARD TO THIS AGREEMENT, SELLER AND COMPANY HAVE BEEN ADVISED TO SEEK INDEPENDENT LEGAL COUNSEL. THE LANGUAGE USED IN THIS AGREEMENT WILL BE DEEMED TO BE THE LANGUAGE CHOSEN BY THE PARTIES TO EXPRESS THEIR MUTUAL INTENT, AND NO RULES OF STRICT CONSTRUCTION WILL BE APPLIED AGAINST ANY PARTY.

11.7 Survival of Agreement After Closing. The representations, warranties and agreements contained in this Agreement, or in any document delivered pursuant hereto, shall survive the Closing of the transactions contemplated hereby.

11.8 Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

11.9 Trading of Stock. The Parties acknowledge that the Purchaser is a public company listed on NASDAQ or the OTC Markets. If any material, non-public information is disclosed pursuant to this Agreement or the Confidential Information, each Seller agrees that it will comply with SEC Regulation FD (Fair Disclosure), and refrain from trading in Taronis Technologies, Inc. (Ticker: “TRNX”) stock until the material non-public information is publicly disseminated

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IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the Effective Date.

PURCHASER:

TARONIS TECHNOLOGIES, INC.

A Delaware corporation

/s/ Scott Mahoney
Name:	Scott Mahoney
Title:	Authorized Signatory

SELLER(S):

WORLD WIDE WATER SAVINGS, INC.

A Florida corporation

/s/ Brian Kantor
Brian Kantor, President

IRBIS INTERNATIONAL, LLC

A Colorado limited liability company

/s/ B. Joseph Krabacher
B. Joseph Krabacher, Manager

DAVID STEINHURST

/s/ David Steinhurst
David Steinhurst, Individually

COMPANY:

WATER PILOT, LLC

A Florida limited liability company

/s/ Brian Kantor
Name:	Brian Kantor
Title:	Co-Manager

/s/ David Steinhurst
Name:	David Steinhurst
Title:	Co-Manager